U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Charles Berry
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   (Last)                            (First)              (Middle)

     33 Glasshouse Street
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                                    (Street)

     London W1B 5DG United Kingdom
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     9/4/01
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     GlobalNet Financial.com, Inc. (NASDAQ:GLBN; LSE: GLFA)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of   2. Amount of          3. Ownership Form:   4. Nature of Indirect
Security      Securities            Direct (D) or        Beneficial Ownership
(Instr. 4)    Beneficially Owned    Indirect (I)         (Instr. 4)
              (Instr. 4)            (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                    3. Title and Amount
                                        of Securities
              2. Date Excercisable       Underlying
              and Expiration Date    Dirivative Security
              (Month/Day/Year)           (Instr. 4)
              ----------------      --------------------                 5. Ownership
                                                         4.Conver-          Form of
                                               Amount     sion or         Derivative      6. Nature
 1. Title of                                   or         Exercise         Security:      of Indirect
  Derivative  Date        Expira-              Number     Price of        Direct (D)      Beneficial
   Security   Exer-       tion                 of        Derivative      or Indirect      Ownership
  (Instr. 4)  cisable     Date     Title       Shares     Security       (I) (Instr.5)    (Instr. 5)
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Explanation of Responses:




 /s/ Charles Berry                                            September 10, 2001
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**Signature of Reporting Person                                        Date




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.